Exhibit 5.1

December 19, 2019

Evergy, Inc.

1200 Main Street

Kansas City, Missouri 64105

Re:	Evergy, Inc.

Post-Effective Amendment No. 1 to Registration Statement on Form S-8

Ladies and Gentlemen:

I have served as Corporate Counsel and Assistant Secretary to Evergy, Inc., a Missouri corporation (the “Company”), in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-225673) (the “Amendment”), amending the original Registration Statement on Form S-8 of the Company filed on June 15, 2018 (the “Original Registration Statement,” and together with the Amendment, the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 154,491 shares (the “Shares”) of the Company’s common stock, no par value, issuable pursuant to the Evergy, Inc. 401(k) Savings Plan (formerly Great Plains Energy Incorporated 401(k) Savings Plan) (the “Plan”).

In rendering the opinions expressed below, I have examined and relied upon copies of the Original Registration Statement and the exhibits filed therewith and the Amendment and the exhibits filed therewith. I am familiar with the Amended and Restated Articles of Incorporation of the Company and the Amended and Restated By-laws of the Company and the resolutions of the Board of Directors of the Company relating to the Original Registration Statement and the Amendment. I have also examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all persons other than the directors and officers of the Company and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

I am licensed to practice law in the State of Missouri and the foregoing opinions are limited to the laws of the State of Missouri.

I hereby consent to the filing of this opinion letter as an exhibit to the Amendment and to all references to me included in or made a part of the Registration Statement. In giving the foregoing consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion may not be relied upon by you for any other purpose.

Very truly yours,

/s/ Jeffrey C. DeBruin
Jeffrey C. DeBruin
Corporate Counsel and Assistant Secretary